Exhibit 99(c)(5)

DRAFT

Project Ocean
Discussion Materials

Goldman, Sachs & Co.
March 21, 2008

Overview of Potential CastlePoint Strategic Alternatives
Realization of Strategic Objectives

CastlePoint Goal	Option A	Option B

• Certainty of shareholder value creation	?	☒

• Alternative to growing 3rd party business in unfavorable market conditions	☒	☒

• Maintain Bermuda platform	☒	☐

• Relieve conflicts of interest	☒	☒

• Reduce two-way reliance between Tower and CastlePoint	☒	☒

• Effectively use CastlePoint excess capital	☒	☒

• Minimize execution risk in any alternative	☐	?

Overview of Potential CastlePoint Strategic Alternatives
Benefits and Considerations – CastlePoint Perspective

	Option A	Option B
Benefits

•                  Combines “best of both worlds” - U.S. insurance distribution with capital provided via a Bermuda platform

•                  Potential for CastlePoint valuation multiple expansion

•                  Potential for meaningful synergies

•                  Aligns management and shareholders; removes potential conflicts

•                  Transaction can be structured with cash and stock to provide partial liquidity and still allow CastlePoint shareholders a share in upside

•                  CastlePoint shareholders could receive a premium for their shares

•                  Potential for Tower EPS accretion without significant negative impact on tangible book value per share

•                  Aligns management and shareholders; removes potential conflicts

Considerations

•                  CastlePoint will need to pay a premium to Tower shareholders

•                  CastlePoint’s smaller size, lack of financial flexibility and low P/E ratio limit ability to pay

•                  Tower could be “put in play” and sold to third party which could damage CastlePoint prospects

•                  CastlePoint stock trading below book value – potentially expensive to raise equity capital

•                  Transaction negatively impacts tangible book value per share for current shareholders

•                  Substantial investment by sponsor would introduce control issues

•                  Highly levered transaction

•                  Tax issues require structuring

•                  CastlePoint shares trading below book value post Q4 2007 earnings call

•                  Material tax costs and loss of Bermuda platform could impact Tower’s valuation and therefore the value to CastlePoint shareholders

•                  Taxable to CastlePoint shareholders

Analysis of Transaction Consideratoin NPV Over Time Value per CastlePoint share	For Illustrative Purposes Only

Option A: Base Case(1)(3)	Option A: Mild Downside Case(1)(4)	Option A: Downside Case(1)(5)

Option B: Base Case(2)(3)	Option B: Mild Downside Case(2)(4)	Option B: Downside Case(2)(5)

(1)

Option A key assumptions include: Tower purchase price of $32.00 and Kelso buy-in price of $12.00. For other transaction assumptions, please refer to discussion materials dated 14-Mar-2008. Valuation based on FY1 pro forma earnings multiplied by current IBES forward (2008) P/E and discounted at a discount rate of 12%. Low end and high end of valuation represented by CastlePoint IBES forward (2008) P/E and Tower IBES forward (2008) P/E, respectively.

(2)

Option B key assumptions include: CastlePoint purchase price of $13.00. For other transaction assumptions, please refer to discussion materials dated 14-Mar-2008. Valuation based on FY1 pro forma earnings multiplied by current IBES forward (2008) P/E and discounted at a discount rate of 12%. Low end and high end of valuation represented by CastlePoint / Tower earnings-weighted blended IBES forward (2008) P/E and Tower IBES forward (2008) P/E, respectively.

(3)	Base case assumes IBES estimates for both CastlePoint and Tower.
(4)	Mild downside case assumes IBES estimates with a 5% “haircut” applied to premium growth and a 5% increase in loss ratio for both CastlePoint and Tower.
(5)	Downside case assumes IBES estimates with a 10% “haircut” applied to premium growth and a 10% increase in loss ratio for both CastlePoint and Tower.

Draft Timetable to Announcement
Option A

March 2008
S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31

April 2008
S	M	T	W	T	F	S
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30

May 2008
S	M	T	W	T	F	S
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	31

Public Holidays

Week of	Description of Events	Responsibility(1)
March 17, 2008	• Receive approval from CPSC to continue exploration of Option A	CPSC

March 24, 2008	• Re-initiate dialogue with Kelso on terms of PIPE, and receive diligence requirements	GS
	• Discuss with Lazard timing and process including CPSC’s due diligence requirements	GS, LAZ, SC
	• Review terms of Key Bank Credit Facility	CP, GS
	• Begin assembling due diligence materials/projections for Kelso and Key Bank	CP

March 31, 2008	• Finalize and deliver due diligence materials and projections to Kelso / Key Bank	CP
	• Tower due diligence	CP, SC, GS
	• Update rating agency presentation	CP

April 7, 2008	• Hold any required CP management sessions for Kelso and / or Key Bank	CP
	• Continue reviewing Tower diligence materials	CP, SC, GS

(1)       CPSC = CastlePoint Special Committee, CP = CastlePoint management, TG = Tower Group management, GS = Goldman Sachs, SC = Sullivan and Cromwell, LAZ = Lazard.

Draft Timetable to Announcement
Option A

March 2008
S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31

April 2008
S	M	T	W	T	F	S
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30

May 2008
S	M	T	W	T	F	S
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	31

Public Holidays

Week of	Description of Events	Responsibility(1)
April 14, 2008	• Present due diligence findings and financial analysis to CP Special Committee and receive authorization on an offer price for Tower	GS, SC
	• Begin negotiations with Lazard	GS
	• Begin drafting transaction documentation	SC

April 21, 2008	• Continue to negotiate with Lazard and Kelso	GS
	• Begin drafting investor presentation	CP, GS
	• Meet with AM Best	CP

April 28, 2008	• Finalize negotiations with Lazard and Kelso	GS
	• Finalize transaction documentation	SC
	• Present final transaction terms and fairness opinion to CP Special Committee for recommendation to the CP Board	GS CP
	• CP Board Approval	TG
	• Tower Board Approval	CP, TG
• Announce transaction

(1)       CPSC = CastlePoint Special Committee, CP = CastlePoint management, TG = Tower Group management, GS = Goldman Sachs, SC = Sullivan and Cromwell, LAZ = Lazard.